EXHIBIT 99 For Investor Relations Inquiries: Arvind Bhatia, CFA
Dave & Buster’s Entertainment, Inc. 214.904.2202

Dave & Buster’s Achieves Second Quarter Revenue Growth of 14.9% and Record Net Income

Increases Target for 2017 New Store Openings to 14 Stores

DALLAS, September 5, 2017 (GLOBE NEWSWIRE) — Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its second quarter 2017, which ended on July 30, 2017.

Key highlights from the second quarter 2017 compared to the second quarter 2016 include:

▪	Total revenues increased 14.9% to $280.8 million from $244.3 million.
▪	Opened four new stores compared to two new stores.
▪	Comparable store sales increased 1.1%.
▪	Net income of $30.4 million, or $0.71 per diluted share, vs. net income of $21.5 million, or $0.50 per diluted share.
▪	Earnings per diluted share were $0.59 when excluding a favorable impact of $0.16 per diluted share from implementing FASB Accounting Standards Update 2016-09 (“ASU 2016-09”) related to share-based payment transactions, and an unfavorable impact of $0.04 per diluted share related to a litigation settlement expense.
▪	EBITDA increased 11.5% to $64.0 million from $57.4 million or 15.9% excluding the litigation settlement expense.
▪	EBITDA margin decreased 70 basis points to 22.8% from 23.5% or increased 20 basis points to 23.7% excluding the litigation settlement expense.
▪	Repurchased approximately 1.0 million shares for $67.2 million.
▪	Recognized approximately $6.8 million reduction to our provision for income taxes as a result of the excess tax benefits generated by option exercises in accordance with ASU 2016-09, which was adopted in the first quarter. Implementation of the new standard also increased diluted shares outstanding by approximately 418,000 shares.

“Our thoughts and prayers go out to everyone affected by hurricane Harvey, including many Dave & Buster’s employees who have been significantly impacted. We are working to help get them back on their feet as soon as possible. Our three stores in Houston reopened Friday after remaining closed for several days. In terms of the quarter, Dave & Buster’s disciplined real estate strategy and differentiated product offering continue to pay off. We delivered another successful quarter of revenue growth driven by double-digit unit expansion and positive comparable store sales, a testament to the underlying strength of the brand. Our non-comp store base is performing well and we are very pleased with our recent store openings. Meanwhile, our comparable store sales growth has now exceeded the competitive casual dining benchmark for 21 consecutive quarters,” said Steve King, Chief Executive Officer.

“Q2 represented another quarter of strong performance as revenue and EBITDA increased 14.9% and 11.5% respectively. In addition, excluding a litigation settlement, we grew EBITDA by nearly 16% and EBITDA margins by 20 basis points. Our recent debt refinancing improved our capital structure and financial flexibility, enabling us to invest in new store growth and return value to shareholders for years to come,” added Brian Jenkins, Chief Financial Officer.

“Through today, we have opened eight stores and have an additional nine stores under construction. We now expect to open fourteen new stores this year, representing 15% unit growth, an increase over our previous guidance of twelve new stores. We remain committed to driving 10% or more unit growth over the long-term and continue to foresee a 200+ store opportunity in the United States and Canada alone,” King concluded.

Share Repurchase Activity

We repurchased approximately 1.0 million shares of our common stock for $67.2 million during the second quarter of 2017 and cumulatively we have repurchased 2.1 million shares for $127.1 million. At the end of the second quarter, we still had nearly $73 million remaining under our current buyback authorization.

Litigation Expense

During the second quarter 2017, we recorded a $2.6 million litigation settlement expense within general and administrative expenses. This litigation settlement expense recognized in the current quarter resulted in approximately 90 basis points reduction in our reported operating income and EBITDA margins over the same period last year.

Review of Second Quarter 2017 Operating Results Compared to Second Quarter 2016

Total revenues increased 14.9% to $280.8 million from $244.3 million in the second quarter 2016. Across all stores, Food and Beverage revenues increased 10.2% to $118.7 million from $107.7 million and Amusement and Other revenues increased 18.6% to $162.1 million from $136.7 million. Food and Beverage represented 42.3% of total revenues while Amusements and Other represented 57.7% of total revenues in the second first quarter 2017. In last year’s second quarter, Food & Beverage represented 44.1% of total revenues while Amusements and Other represented 55.9% of total revenues.

Comparable store sales increased 1.1% in the second quarter 2017 compared to a 1.0% increase in the same period last year. Our comparable store sales growth was driven by a 1.1% increase in walk-in sales and a 1.9% increase in special events sales. Non-comparable store revenues increased $34.1 million in the second quarter 2017 to $61.1 million.

Operating income increased to $39.2 million in the second quarter of 2017 from $36.0 million in last year's second quarter. As a percentage of total revenues, operating income decreased 80 basis points to 13.9% from 14.7%. Excluding the litigation settlement expense, operating income increased 10 basis points to 14.8%.

Net income increased to $30.4 million, or $0.71 per diluted share (42.8 million diluted share base). Net income, excluding the $0.16 per share favorable impact of ASU 2016-09 and the $0.04 per share unfavorable impact of the litigation settlement, was $0.59 per diluted share. This compared to net income of $21.5 million, or $0.50 per diluted share (43.3 million diluted share base), in the same period last year.

EBITDA increased 11.5% to $64.0 million in the second first quarter 2017 from $57.4 million in the same period last year. EBITDA increased 15.9% excluding the litigation settlement expense. As a percentage of total revenues, EBITDA decreased approximately 70 basis points to 22.8% from 23.5%, and excluding the litigation settlement, EBITDA increased 20 basis points to 23.7%.

Store operating income before depreciation and amortization increased 15.4% to $85.3 million in the second quarter 2017 from $74.0 million in last year's second quarter. As a percentage of total revenues, Store operating income before depreciation and amortization increased 10 basis points to 30.4% from 30.3%.

Development

In fiscal 2017, we now intend to open fourteen new stores, compared to our previous guidance of twelve stores, including ten large and four small store formats. We currently have nine stores under construction. We opened four stores during the second quarter in New Orleans, Louisiana (a new state for us); Alpharetta, Georgia; Myrtle Beach, South Carolina; and McAllen, Texas. To date, five out of the eight stores opened this year were in new markets for our brand.

Total capital additions (net of tenant improvement allowances) during fiscal 2017 are now expected to be $182 million to $192 million, up $16 million from prior guidance, reflecting our increased target for 2017 new store openings as well as a strong 2018 pipeline.

Financial Outlook

We are updating our financial outlook on several key metrics for fiscal 2017, which includes 53 weeks and ends on February 4, 2018:

▪	Total revenues of $1.160 billion to $1.170 billion
▪	Comparable store sales increase of 1% to 2% (on a comparable 52-week basis) (vs. 2% to 3% previously)
▪	14 new stores (vs. 12 new stores previously)
▪	Pre-opening expenses of approximately $21 million
▪	Net income of $109 million to $113 million (vs. $107 million to $111 million previously)
▪	EBITDA of $270 million to $276 million (compared to $276 million to $282 million previously)
▪	Primarily driven by higher pre-opening expenses and the litigation settlement
▪	Diluted share count of 42.6 million to 42.8 million (vs. 43.2 million to 43.4 million previously) (including the year-to-date impact of ASU 2016-09)
▪	Effective tax rate of 30.5% to 31% (compared to 34.5% to 35.0% previously)
▪	Effective tax rate and net income guidance for full year 2017 includes a $10.1 million reduction in our year-to-date provision for income taxes resulting from the implementation of ASU 2016-09. The requirements of this standard will likely further reduce our effective tax rate depending on future stock option exercises. Our guidance excludes any potential future impacts of ASU 2016-09 on our effective tax rate

Conference Call Today

Management will hold a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (719) 457-2615 or toll-free (877) 419-6590.  A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 8776372.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 100 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat, Drink, Play and Watch," all in one location.  Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events.  Dave & Buster's currently has stores in 34 states and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	July 30, 2017	January 29, 2017
	(unaudited)	(audited)

ASSETS

Current assets:

Cash and cash equivalents	$20,596	$20,083
Other current assets	66,109	55,521

Total current assets	86,705	75,604

Property and equipment, net	652,211	606,865

Intangible and other assets, net	371,343	370,264

Total assets	$1,110,259	$1,052,733

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$195,022	$177,797

Other long-term liabilities	198,917	178,856

Long-term debt, net	293,980	256,628

Stockholders' equity	422,340	439,452

Total liabilities and stockholders' equity	$1,110,259	$1,052,733

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	July 30, 2017		July 31, 2016

Food and beverage revenues	$118,689	42.3%	$107,672	44.1%
Amusement and other revenues	162,062	57.7%	136,658	55.9%
Total revenues	280,751	100.0%	244,330	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	30,473	25.7%	27,573	25.6%
Cost of amusement and other (as a percentage of amusement and other revenues)	17,978	11.1%	16,535	12.1%
Total cost of products	48,451	17.3%	44,108	18.1%
Operating payroll and benefits	64,453	23.0%	55,203	22.6%
Other store operating expenses	82,529	29.3%	71,069	29.0%
General and administrative expenses	16,762	6.0%	13,585	5.6%
Depreciation and amortization expense	24,847	8.9%	21,434	8.8%
Pre-opening costs	4,546	1.6%	2,932	1.2%
Total operating costs	241,588	86.1%	208,331	85.3%

Operating income	39,163	13.9%	35,999	14.7%

Interest expense, net	2,063	0.7%	1,885	0.7%

Income before provision for income taxes	37,100	13.2%	34,114	14.0%
Provision for income taxes	6,744	2.4%	12,602	5.2%
Net income	$30,356	10.8%	$21,512	8.8%

Net income per share:
Basic	$0.73		$0.51
Diluted	$0.71		$0.50
Weighted average shares used in per share calculations:
Basic shares	41,460,651		41,870,680
Diluted shares	42,830,873		43,283,834

Other information:
Company-owned and operated stores open at end of period	100		86

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	July 30, 2017		July 31, 2016

Net income	$30,356	10.8%	$21,512	8.8%
Add back: Interest expense, net	2,063		1,885
Provision for income taxes	6,744		12,602
Depreciation and amortization	24,847		21,434
EBITDA	64,010	22.8%	57,433	23.5%
Add back: Loss on asset disposal	239		303
Share-based compensation	2,386		1,637
Pre-opening costs	4,546		2,932
Other costs	(607)		52
Adjusted EBITDA	$70,574	25.1%	$62,357	25.5%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	July 30, 2017		July 31, 2016

Operating income	$39,163	13.9%	$35,999	14.7%
Add back: General and administrative expenses	16,762		13,585
Depreciation and amortization	24,847		21,434
Pre-opening costs	4,546		2,932
Store operating income before depreciation and amortization	$85,318	30.4%	$73,950	30.3%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	26 Weeks Ended		26 Weeks Ended
	July 30, 2017		July 31, 2016

Food and beverage revenues	$248,500	42.5%	$224,796	44.4%
Amusement and other revenues	336,399	57.5%	281,521	55.6%
Total revenues	584,899	100.0%	506,317	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	63,175	25.4%	57,212	25.5%
Cost of amusement and other (as a percentage of amusement and other revenues)	34,261	10.2%	33,047	11.7%
Total cost of products	97,436	16.7%	90,259	17.8%
Operating payroll and benefits	129,643	22.2%	111,580	22.0%
Other store operating expenses	164,897	28.2%	142,599	28.2%
General and administrative expenses	31,740	5.4%	26,625	5.3%
Depreciation and amortization expense	48,775	8.3%	42,244	8.3%
Pre-opening costs	9,017	1.5%	5,837	1.2%
Total operating costs	481,508	82.3%	419,144	82.8%

Operating income	103,391	17.7%	87,173	17.2%

Interest expense, net	3,917	0.7%	3,995	0.8%

Income before provision for income taxes	99,474	17.0%	83,178	16.4%
Provision for income taxes	26,322	4.5%	30,505	6.0%
Net income	$73,152	12.5%	$52,673	10.4%

Net income per share:
Basic	$1.75		$1.26
Diluted	$1.69		$1.22
Weighted average shares used in per share calculations:
Basic shares	41,744,101		41,765,280
Diluted shares	43,182,918		43,217,406

Other information:
Company-owned and operated stores open at end of period	100		86

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	26 Weeks Ended		26 Weeks Ended
	July 30, 2017		July 31, 2016

Net income	$73,152	12.5%	$52,673	10.4%
Add back: Interest expense, net	3,917		3,995
Provision for income taxes	26,322		30,505
Depreciation and amortization	48,775		42,244
EBITDA	152,166	26.0%	129,417	25.6%
Add back: Loss on asset disposal	884		473
Share-based compensation	4,449		2,997
Pre-opening costs	9,017		5,837
Other costs	(375)		73
Adjusted EBITDA	$166,141	28.4%	$138,797	27.4%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	26 Weeks Ended		26 Weeks Ended
	July 30, 2017		July 31, 2016

Operating income	$103,391	17.7%	$87,173	17.2%
Add back: General and administrative expenses	31,740		26,625
Depreciation and amortization	48,775		42,244
Pre-opening costs	9,017		5,837
Store operating income before depreciation and amortization	$192,923	33.0%	$161,879	32.0%

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind_bhatia@daveandbusters.com